UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.___)

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THE TRADE DESK, INC.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 3, 2025
THE TRADE DESK, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-37879	27-1887399
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
42 N. Chestnut Street
Ventura, California 93001
(Address of principal executive offices) (Zip Code)
(805) 585-3434
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A Common Stock, par value $0.000001 per share	TTD	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Trade Desk, Inc. (the “Company”) and Laura Schenkein, the Company’s chief financial officer, have mutually agreed that Ms. Schenkein will transition out of the position of chief financial officer effective as of August 21, 2025 as part of a plan to depart the Company by the end of the year. Ms. Schenkein will remain with the Company as a non-executive officer through the end of the year and will work closely with her successor to support a seamless transition of responsibilities.
The Board appointed Alexander Kayyal, age 41, to succeed Ms. Schenkein as the Company’s new chief financial officer effective as of August 21, 2025.
Mr. Kayyal has served as a member of the Company’s board of directors (the “Board”) since February 2025. Mr. Kayyal served as a general partner at Lightspeed Venture Partners (“Lightspeed”), a global venture capital firm, since February 2023. Prior to Lightspeed, Mr. Kayyal held various executive roles at Salesforce, Inc., a customer relationship management services company, from May 2015 to February 2023, including senior vice president and managing partner of Salesforce Ventures LLC from June 2021 to February 2023. From 2013 to 2015, Mr. Kayyal helped establish Hermes Growth Partners, a growth equity firm focused on technology investments. Mr. Kayyal received a B.A. in Economics and International Relations from Boston University and an M.B.A. from the Harvard Business School.
There are no arrangements or understandings between Mr. Kayyal and any other persons pursuant to which he was appointed as the chief financial officer of the Company. There are no family relationships between Mr. Kayyal and any director, executive officer or any person nominated or chosen by the Company to become a director or executive officer.
Pursuant to the Company’s non-employee director compensation program (the “Program”), Mr. Kayyal received prorated annual compensation of approximately $14,000 and a prorated annual equity award of approximately $76,800 for non-employee director service prior to our 2025 annual meeting of stockholders (the “2025 Annual Meeting”). Pursuant to the Program, Mr. Kayyal was also entitled to receive (i) annual compensation of $50,000 for his service on the Board following the 2025 Annual Meeting, (ii) an initial equity award of an aggregate of $290,000 in restricted stock units and stock options, and (iii) an annual equity award of an aggregate of $290,000 in restricted stock units and stock options, in each case before adjusting for amounts that will be forfeited in connection with the commencement of his employment with the Company. Mr. Kayyal received $75,000 in cash as a member of a special committee of the Board. In connection with the chief financial officer transition, Mr. Kayyal has resigned as a member of the special committee of the Board.
The Company will also enter into an employment agreement with Mr. Kayyal, and previously entered into an indemnification agreement with Mr. Kayyal pursuant to its standard form. The employment agreement with Mr. Kayyal will provide for, among other things, (i) a base salary of $600,000, (ii) an initial target annual bonus of $600,000, (iii) a signing bonus of $600,000, (iv) a relocation benefit of $400,000 and (v) a grant of a time-based restricted stock award for shares of the Company’s Class A common stock, par value $0.000001 per share (the “Class A Common Stock”), and a stock option to purchase shares of Class A Common Stock, with an aggregate equity amount of $15.0 million.
Mr. Kayyal is otherwise not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.
The foregoing summary of the employment agreement does not purport to be complete and is qualified in its entirety by the full text of the employment agreement, a copy of which will be filed with the Company’s Quarterly Report on Form 10-Q for the quarterly period ending September 30, 2025.
A copy of the press release announcing the chief financial officer transition is attached hereto as Exhibit 99.1.

Item 9.01    Financial Statements and Exhibits.
(d)    The following exhibits are being filed herewith:

Exhibit No.	Description
99.1	Press release of the Company, dated August 7, 2025.
104	Cover Page Interactive Data File (formatted as Inline XBRL).
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE TRADE DESK, INC.

Date: August 7, 2025	By:	/s/ Jay R. Grant
Jay R. Grant
Chief Legal Officer

Exhibit 99.1

The Trade Desk Announces Alex Kayyal as New Chief Financial Officer

Laura Schenkein to Transition from CFO

Ventura, CA – August 7, 2025 – The Trade Desk (Nasdaq: TTD), a leading global advertising technology company, today announced the appointment of Alex Kayyal as Chief Financial Officer (CFO), effective August 21, to drive sustained growth and scale for the company. Kayyal will report to Jeff Green, The Trade Desk’s CEO and Co-Founder. Currently serving on The Trade Desk’s Board of Directors, Kayyal will lead the company’s long-term financial and investment strategy.

Laura Schenkein will transition from CFO after more than a decade in a series of finance leadership positions with the company. Schenkein will remain with the company as a non-executive officer through the end of the year and will work closely with Kayyal to support a seamless transition of responsibilities.

“Having worked closely with Laura for almost 12 years, I have nothing but admiration and respect for her many contributions to the company’s success,” said Jeff Green, CEO and Co-Founder, The Trade Desk. “We would not be where we are today without those vital contributions and we know she will be cheering our success in the years ahead. She will always be part of The Trade Desk family.”

Kayyal will remain on the board as he assumes the CFO role. He brings deep experience as an investor, operator, board member and advisor to leading technology companies. Kayyal spent nearly a decade at Salesforce in various executive roles globally, including Senior Vice President and Managing Partner of Salesforce Ventures. Most recently, he was a Partner at Lightspeed Venture Partners where he led the firm’s application software practice. Kayyal began his career at Merrill Lynch, initially in the Office of the CFO and later in investment banking. Previously, he helped establish Hermes Growth Partners where he led the firm’s investment in The Trade Desk. Kayyal holds an MBA from Harvard Business School and a BA from Boston University.

“I could not be more excited to have Alex join our leadership team as CFO. He brings extensive experience and expertise in helping technology companies apply investment and financial strategies that drive significant scale and growth,” said Green. “As a current board member and early investor of The Trade Desk, I look forward to working with Alex so we can all leverage his growth mindset from a CFO perspective.”

“The Trade Desk occupies a unique position in the digital advertising landscape and is entering an exciting period of growth as it continues to deliver innovative value to clients and investors,” said Kayyal. “I look forward to partnering with Jeff and the team to maximize the company’s potential in the many years ahead.”

About The Trade Desk
The Trade Desk™ is a technology company that empowers buyers of advertising. Through its self-service, cloud-based platform, ad buyers can create, manage, and optimize digital advertising campaigns across ad formats and devices. Integrations with major data, inventory, and publisher partners ensure maximum reach and decisioning capabilities, and enterprise APIs enable custom development on top of the platform. Headquartered in Ventura, CA, The Trade Desk has offices across North America, Europe, and Asia Pacific. To learn more, visit thetradedesk.com or follow us on Facebook, Twitter, and LinkedIn.

Contacts
Investors
Jake Graves
Senior Manager, Investor Relations
The Trade Desk
ir@thetradedesk.com

Media
Melinda Zurich

VP, Communications
The Trade Desk
melinda.zurich@thetradedesk.com